Exhibit 10.13
BOWNE & CO., INC.
Amended Restricted Stock Unit Award Agreement — 2008
Granted Pursuant to the Bowne & Co., Inc.
1999 Incentive Compensation Plan, as amended and restated December 31, 2008
Employee:      «Name»
Grant Date:    «Grant_Date»
     This Restricted Stock Unit Award Agreement (the “Agreement”) sets forth the terms of the grant on «Grant_Date» (the “Grant Date”) by BOWNE & CO., INC., a Delaware corporation (the “Company”), to «Name» (“Employee”) of Restricted Stock Units pursuant to the Company’s 1999 Incentive Compensation Plan, amended and restated effective as of December 31, 2008 (the “Plan”); and
     WHEREAS, it has been determined by the Committee that it would be in the best interests of the Company to grant the Restricted Stock Units provided herein to the Employee.
     WHEREAS, the Restricted Stock Units are hereby granted in contemplation of the receipt of future services by the Employee.
     NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
     The Company hereby grants to the Employee «Shares_Granted» Restricted Stock Units, representing a contingent commitment by the company to issue shares of Company Stock (“Common Stock”) to the Employee at or following the applicable Vesting Date(s) listed in the following table):

Number of Units
Stated Vesting Date	That Vest at that Date
«Vestdate1»	«vest_shares1»
«Vestdate2»	«vest_shares2»
«Vestdate3»	«vest_shares3»
«Vestdate31»	«vest_shares4» (“the Final Vesting Date”)
     In addition, if not previously forfeited, the Restricted Stock Units will become immediately vested in full upon a Change in Control, and will become vested upon the occurrence of certain events relating to Termination of Employment to the extent provided in Section 3 hereof. The terms “vest” and “vesting” mean that the Restricted Stock Unit has become non-forfeitable. If Employee has a Termination of Employment prior to a Stated Vesting Date and Restricted Stock Units do not become vested upon such Termination of Employment and are not otherwise deemed vested by that date under the terms hereof, such Restricted Stock Units will be immediately forfeited. Forfeited Restricted Stock Units cease to be binding on the Company and in no event will thereafter result in delivery of shares of Common Stock to Employee. Upon the Final Vesting Date, the Company shall issue to the Employee (the “Settlement”) that number of shares of the Company’s Common Stock equal to the number of Restricted Stock Units that vested.

     This Restricted Stock Unit Award is granted under Section 6(e) of the Plan to issue shares of Common Stock to Employee at one or more future dates (“Settlement Dates”), and is subject to the risk of forfeiture and other restrictions specified in the Plan and this Agreement, including the Terms and Conditions of Restricted Stock Units attached hereto. The number of Restricted Stock Units and other terms of the Restricted Stock Units are subject to adjustment in accordance with Section 4(b) hereof and Section 11(c) of the Plan. The Restricted Stock Units subject to this Agreement are not eligible for an elective deferral of the Settlement Date.
     Employee acknowledges and agrees that (i) Restricted Stock Units are nontransferable, except as provided in Section 2 hereof and Section 11(b) of the Plan, (ii) the Restricted Stock Units are subject to forfeiture in the event of Employee’s termination of employment in certain circumstances prior to vesting, as specified in the Plan and Section 3 hereof, (iii) the Restricted Stock Units are subject to forfeiture in the event Employee fails to meet applicable requirements relating to non-competition, confidentiality, non-solicitation of customers, suppliers, business associates, employees, and service providers, non-disparagement and cooperation in litigation with respect to the Company and its subsidiaries and affiliates, as set forth in Section 6 hereof and Section 10 of the Plan, and (iv) sales of the Common Stock issued upon Settlement of the Restricted Stock Units will be subject to the Company’s policies regulating trading by employees, including any applicable “blackout” or other designated periods in which sales of Shares is not permitted.
     IN WITNESS WHEREOF, BOWNE & CO., INC. has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

EMPLOYEE	BOWNE & CO., INC.

By:

«Name»	Susan W. Cummiskey
Senior VP, Human Resources
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
     The following Terms and Conditions apply to the Restricted Stock Unit granted to Employee by BOWNE & CO., INC. (the “Company”), and additional Restricted Stock Units resulting from Dividend Equivalents (if any), as specified in the Restricted Stock Unit Award Agreement (of which these Terms and Conditions form a part). Certain terms of the Restricted Stock Unit, including the number of shares granted and vesting date(s), are set forth on the preceding pages.
     1. General. The Restricted Stock Unit is granted to Employee under the Company’s 1999 Incentive Compensation Plan, amended and restated as of December 31, 2008 (the “Plan”), a copy of which is being delivered to Employee with this Agreement. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Restricted Stock Unit, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Compensation and Management Development Committee of the Company’s Board of Directors (the “Committee”) made from time to time.
     2. Nontransferability. At no time may Employee transfer this Restricted Stock Unit or any rights hereunder to any third party, other than by will or the laws of descent and distribution. This restriction on transfer precludes any sale, assignment, pledge, or other encumbrance or disposition of the shares of Restricted Stock Unit (except for forfeitures to the Company).

     3. Termination Provisions. The following provisions will govern the vesting and forfeiture of that portion of the Restricted Stock Unit that is outstanding and not vested at the time of Employee’s Termination of Employment, unless otherwise determined by the Committee (subject to Section 9(a) hereof):
     (a) Death or Disability. In the event of Employee’s Termination of Employment due to death or Disability, all of the outstanding Restricted Stock Units will vest immediately.
     (b) Other Terminations of Employment. In the event of Employee’s Termination of Employment other than for death or Disability, those Restricted Stock Units that have not, as of such date of Termination, become vested pursuant to the vesting schedule presented in the preamble of this Agreement will be forfeited.
     (c) Certain Definitions. The following definitions apply for purposes of this Agreement:
(i) “Disability” means any condition that results in the Participant: (1) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (2) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (3) being determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
(ii) “Termination of Employment” means the event by which Employee ceases to be employed by the Company or any affiliate of the Company and, immediately thereafter, is not employed by or providing substantial services to any of the Company or an affiliate of the Company.
     4. Dividend Equivalents and Adjustments.
     (a) Dividends. In the event of dividends or distributions on Common Stock, additional Restricted Stock Units shall be issued to the Employee in an amount equal to such dividend or distribution (the “Dividend Equivalent”) in a manner consistent with the terms of the Plan. Restricted Stock Units granted under this Section 4(a) will become vested if and to the same extent as the original Restricted Stock Units with respect to which the cash dividend or distribution was made becomes vested and, to the greatest extent practicable, shall be subject to all other terms and conditions as applied to the original Restricted Stock Unit Award;
     (b) Adjustments. The number of shares of Restricted Stock Units, the number of such shares to be vested and other terms and conditions of Restricted Stock Units or otherwise contained in this Agreement shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee’s rights hereunder, to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 11(c) of the Plan, taking into account any Restricted Stock Unit or other amounts paid or credited to Employee in connection with such event under Section 4(a) hereof, in the sole discretion of the Committee. In addition, to the extent consistent with Section 409A of the Code, the Committee may vary the treatment of any dividend or distribution as specified under Section 4(a), in its discretion, for administrative convenience or any other reason. The Committee may determine how to treat or settle any fractional share resulting under this Agreement.
     5. Other Terms of Restricted Stock Unit Award.
     (a) Voting and Other Shareholder Rights. Employee shall not have any of the rights of a shareholder of the Company in respect of the shares of Common Stock underlying this Award until such Common Stock is delivered to the Employee in accordance with Section 6.
     (b) Consideration for Grant of Restricted Stock Unit. Employee shall not be required to pay any cash consideration for the grant of the Restricted Stock Unit Award, but Employee’s performance of services to the Company prior to the vesting of the Restricted Stock Units shall be deemed to be consideration for this grant of Restricted Stock Units. Employee’s services performed from the Grant Date to the date of issuance of the shares of Restricted Stock Unit is hereby determined to have a value at least equal to the aggregate par value of the shares being newly issued in connection with the grant of Restricted Stock Unit.
     (c) Insider Trading Policy Applicable. Employee acknowledges that sales of shares resulting from Restricted Stock Units that have become vested will be subject to the Company’s policies regulating trading by executive officers and employees.
     6. Settlement and Additional Forfeiture Provisions.
     (a) Settlement. Subject to the terms of the Plan, if any portion of the Restricted Stock Units awarded by this Agreement becomes vested, following the Final Vesting Date the Company shall promptly distribute to the Employee the number of shares of Stock equal to the number of Restricted Stock Units that so vested. In connection with the delivery of the             shares of Stock pursuant to this Agreement, the Employee agrees to execute any documents reasonably requested by the Company. If the Employee should terminate employment prior to the Final Vesting Date, then vested Units shall be settled upon such termination (six months after termination of employment for any Participant who is a “key employee” as defined in a resolution of the Board of Directors setting forth such rules in accordance with Section 409A of the Code).
     (b) Additional Forfeiture Provisions. The Restricted Stock Unit Award is subject to the additional forfeiture conditions imposed under Section 10 of the Plan in the event that the Employee incurs a Forfeiture Event.
     7. Employee Representations and Warranties and Release. As a condition to any non-forfeiture of the Restricted Stock Units that vest upon termination of employment, the Company may require Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation, to make any representation and warranty that the Company deems appropriate, including a representation and warranty that the requirements of Section 10 of the Plan have been met, and (ii) to execute a release from claims against the Company arising at or before the date of such release, in such form as may be specified by the Company.
     8. Tax Withholding. Unless otherwise determined by the Committee, the Company may, at the time any income or other tax withholding obligation arises with respect to this Restricted Stock Unit Award, whether at vesting, Settlement, or other event, demand the appropriate amount of withholding tax from Employee. At Settlement, the Company will withhold from any shares deliverable with respect to the Restricted Stock Unit Award, in accordance with Section 11(d) of the Plan, the number of shares having a value nearest to, but not exceeding, the minimum amount of income and employment taxes required to be withheld under applicable local laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities; provided, however, that the Company will not require such share withholding if and to the extent that Employee has made arrangements, at least 90 days before the date any such withholding would apply, to provide for payment of such taxes and such arrangements are satisfactory to the Company. Employee will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon Settlement.
     9. Miscellaneous.
     (a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Restricted Stock Units, and supersedes any prior agreements or documents with respect thereto. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the Restricted Stock Units shall be valid unless expressed in a written instrument executed by Employee.
     (b) No Promise of Employment. The Restricted Stock Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.
     (c) Governing Law. The governing law provision of Section 11(k) of the Plan applies to this Agreement.
     (d) Legal Compliance. The Company may postpone the time of issuance or delivery of certificates of its Stock or payment of other benefits under this Restricted Stock Unit if the Company reasonably anticipates that the delivery of such Stock or payment of other benefits would violate any federal or state law, rule or regulation and may require any Employee to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations , provided however that delivery of certificates of Stock or payment of other benefits shall be made at the earliest date at which the Company reasonably anticipates that such delivery of Stock or payment of other benefits will not cause a violation of the applicable laws, rules and regulations.
If Employee fails to accept delivery of the shares of Stock upon tender of delivery thereof, his or her right with respect to such undelivered shares of Stock may be terminated in the Company’s discretion, or terminated in accordance with applicable law.
     (e) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the General Counsel or any other officer or agent (including any third-party administrator) as the Company may designate, and any notice to the Employee shall be addressed to the Employee at Employee’s address as then appearing in the records of the Company.

IN WITNESS WHEREOF, BOWNE & CO., INC. has caused this Agreement to be executed on its behalf by an officer of the Company thereunto duly authorized and Employee has accepted the terms of this Agreement, both as of the date of grant.

BOWNE & CO., INC.

By:

David J. Shea

Participant:

Name: «Name»

Signature: